Exhibit 107.1

Calculation of Filing Fee Tables

Form S-8

(Form Type)

DUCOMMUN INCORPORATED

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title (1)	Fee Calculation Rule (2)	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Equity	Common stock, par value $0.01 per share	Other	1,186,033 (1)(3)	$53.50 (2)	$63,452,765.50	$0.00014760	$9,366

Total Offering Amounts					$63,452,765.50		$9,366

Total Fee Offsets							—

Net Fee Due							$9,366

(1)

Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement on Form S-8 shall also cover such indeterminate number of additional shares of common stock, par value $0.01 per share, of the Registrant (the “Common Stock”) as may become issuable to prevent dilution in the event of stock splits, stock dividends or similar transactions pursuant to the terms of the Ducommun Incorporated 2024 Stock Incentive Plan (the “2024 SIP”).

(2)

Estimated solely for the purpose of calculating the registration fee pursuant to Rules 457(c) and (h) of the Securities Act, and based on the average of the high and low sale prices of the Common Stock, as quoted on New York Stock Exchange on April 23, 2024.

(3)

Represents the maximum amount of shares of Common Stock that may be issued under the 2024 SIP and includes (i) 604,000 shares of Common Stock newly reserved for issuance under the 2024 SIP, (ii) 128,232 shares of Common stock that were not granted under the Ducommun Incorporated Amended 2020 Stock Incentive Plan (the “2020 SIP”), and (iii) an estimated maximum of 453,801 shares of Common Stock subject to outstanding awards under the 2020 SIP as of April 24, 2024 that on or after April 24, 2024 are forfeited, terminated, expire or otherwise lapse without being exercised (to the extent applicable), or are settled in cash.